Exhibit 99.1

Vringo Receives Deficiency Notice from NYSE Amex

Management to Submit Plan to Regain Compliance

NEW YORK — May 31, 2011 — Vringo, Inc. (NYSE Amex: VRNG), a provider of software platforms for mobile video applications and video ringtones, today announced that, on May 24, 2011, the Company received a deficiency notice from the NYSE Amex LLC (“Amex” or the “Exchange”) that, based on the Exchange’s review of the Company’s most recent filings with the Securities and Exchange Commission, the Company is not in compliance with Section 1003(a)(iv) of the Exchange’s continued listing standards, since in the opinion of the Exchange, the Company’s losses bring into question whether it will be able to continue operations and/or meets its obligations as they mature.

In order to maintain listing of its securities on the Exchange, the Company must submit a plan by June 23, 2011, addressing how the Company intends to regain compliance with Section 1003(a)(iv) by September 30, 2011. The Company intends to submit such a plan by the June 23, 2011 deadline. If the Exchange accepts the plan, then the Company may be able to continue its listing during the plan period, up to September 30, 2011, during which time the Company will be subject to periodic reviews to determine whether it is making progress consistent with the plan.

Jon Medved, CEO of Vringo, stated, “The plan we will submit to Amex will demonstrate that we are diligently focused on improving our financial results and building our business.”

Mr. Medved added, “The plan will also provide that we are engaged in advanced discussions with various parties regarding a number of potential strategic transactions, including raising additional capital, that can be concluded in the near-term. We believe these transactions, if consummated, will enable us to regain compliance with the NYSE Amex’s listing standards.”

About Vringo

Vringo (NYSE Amex: VRNG) is a leading provider of software platforms for mobile video services and video ringtones. With its award-winning video ringtone application and other mobile software platforms, Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. Vringo’s core mobile application, which is compatible with more than 400 handsets, enables users to create or take video, images and slideshows from virtually anywhere and turn it into their visual call signature. In a first for the mobile industry, Vringo has introduced its patented VringForward technology, which allows users to share video clips with friends with a simple call. Vringo has been heralded by The New York Times as “the next big thing in ringtones” and USA Today said Vringo’s application has “to be seen to be believed.” Vringo has launched its service with various international mobile operators, holds licensing deals with over 40 major content partners and maintains a library of more than 12,000 video ringtones for users in various territories. For more information, visit: http://ir.vringo.com.

For more information about how video ringtones work, visit: www.vringo.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Company Contact:

Vringo, Inc.

Jonathan Medved, CEO

646-525-4319 x 2501

jon@vringo.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

Toll-free: 800-592-6067

info@trilogy-capital.com